Exhibit 4.1(b)

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT



TYPE OR PRINT CLEARLY IN BLACK INK

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is GrandSouth Bancorporation

2.       Date of Incorporation: June 7, 2000

3. Agent's Name and Address: Ronald K. Earnest 381 Halton Road Greenville, SC 29607

4. On October 21, 2009, the corporation adopted the following Amendment(s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)


                          See Annex A attached hereto.








5. The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").






6. Complete either "a" or "b," whichever is applicable.

        a. [ ] Amendment(s) adopted by shareholder action.

               At the  date of  adoption  of the  Amendment(s),  the  number  of
               outstanding   shares  of  each  voting  group  entitled  to  vote
               separately on the Amendment(s), and vote of such shares was:

                                Number of              Number of            Number of Votes         Number of Undisputed
         Voting                Outstanding           Votes Entitled         Represented at                 Shares
         Group                   Shares                to be Cast             the Meeting             For or Against
         -----                   ------                ----------             -----------             --------------



                                                       GrandSouth Bancorporation
                                                             NAME OF CORPORATION


Note: Pursuant to Section 33-10-106(6)(i), of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of disputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.


          b. [X] The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South
               Carolina Code of Laws, as amended, and shareholder action was not required.

7. Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended)


Date December 8, 2009
                               GrandSouth Bancorporation
                               Name of Corporation

                               S/Ronald K. Earnest
                               -------------------------------------------------
                               Signature

                               Ronald K. Earnest, President
                               -------------------------------------------------
                               Type or Print Name and Office






























DOM-ARTICLES OF AMENDMENT                         FORM REVISED BY SOUTH CAROLINA
                                                SECRETARY OF STATE, JANUARY 2000

                                     ANNEX A
                        TERMS OF SERIES A PREFERRED STOCK

                  Pursuant to the provisions of Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988, as amended, and the Articles of Incorporation of GrandSouth Bancorporation, a series of Preferred Stock of the corporation is hereby created designated as Series A Preferred Stock consisting of 500,000 authorized shares, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

                  (1) No Par Value or Maturity. The Series A Preferred Stock shall have no par value or maturity.

                  (2) Rank. Except as otherwise provided herein, the Series A Preferred Stock, with respect to dividend rights, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights. The Series A Preferred Stock is subordinate to the liquidation and dividend preferences of the Series T Preferred Stock and the Series W Preferred Stock. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

                  (3) Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined below). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single voting group, and not as a separate voting group.

                           The term "Change of Control" as used in this Article 3 shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding Common Stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, share exchange, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation's assets.

                  (4) Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when, as and if declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefor, dividends in a per share amount equal to 105% of that declared on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock; provided, however, that for purposes of this paragraph (4) only, stock dividends declared on the shares of Common Stock shall not be treated as dividends declared on the shares of the Common Stock. Dividends paid with respect to the shares of Series A Preferred Stock shall not be cumulative, and the corporation shall have the right to waive the declaration or payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

                  (5) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall share ratably in the net assets of the Corporation with the holders of the Common Stock based on their respective number of shares, regardless of class or type, based on an assumed conversion of the Series A Preferred Stock into shares of Common Stock on the basis of one for one, subject to the provisions of paragraph (7) below. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this paragraph (5).

                  (6) Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change of Control, each outstanding share of Series A Preferred Stock shall automatically convert to one share of Common Stock of the corporation and receive the same consideration as each share of Common Stock outstanding immediately prior to the consummation of such Change of Control.

                  (7) Antidilution Adjustments. If, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend, the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

                   (8) Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice.

                  (9) Status of Reacquired Shares of Series A Preferred Stock. Shares of Series A Preferred Stock issued and reacquired by the corporation shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.